PROMISSORY NOTE

Las Vegas, Nevada
$100,000 **October 2, 2014**

FOR VALUE RECEIVED, Dixie Foods International, Inc. (the "**Maker**" or the "**Company**") a Florida corporation, having an address of: c/o KCI Investments, LLC; 4033 South Dean Martin Drive; Las Vegas, NV 89103, hereby unconditionally promises to pay to the order of Michael Lee, an individual having an address of: ______________________________, ____________, _______ _______ (the "**Lender**"), the principal sum of one hundred thousand dollars ($100,000). The Note shall be guaranteed personally by Kenneth Antos.

This "**Note**" shall fund the amount of $95,000 and pay no interest until the "**Maturity Date**" (two weeks from the date of from the funding date of this Note, on which date the principal balance of this note shall be paid in full), subject to two-week extensions thereafter. Upon any extension, the Company will allocate 100% of the collections from its Orange County locations to repay the Note.

As additional consideration for the loan, the Company shall issue to the Lender 37,500 shares of the Company's common stock ("**Shares**"). If the Note is not paid off at the Maturity Date, in addition to any other rights and remedies available to the Lender, the Maturity Date shall extend for another two weeks and another 37,500 Shares will be issued at that date and upon any subsequent two-week extensions.

In addition to said principal sum, Maker further unconditionally promises to pay, on demand, all taxes (other than income taxes) assessed upon this note and all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees in the event of a default, incurred in the collection of this note. All payments made by Makers hereunder shall be first applied to such taxes, costs and expenses, and then to the principal sum then outstanding.

Agreed As Of This Date By:

Dixie Foods International, Inc.

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Name: Kenneth Antos
Position: President and CEO
Dated: 10/2/14

Guaranteed By:

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Kenneth Antos 10/2/14
As Guarantor The Guaranty above extends to any previous notes with the Lender and Ken Antos

10/2/14